EXHIBIT 10.1
LEUCADIA NATIONAL CORPORATION
2003 Incentive Compensation Plan, as Amended and Restated as of July 25, 2013

Restricted Stock Units Agreement

AGREEMENT dated as of [          ] (the "Grant Date"), between LEUCADIA NATIONAL CORPORATION, a New York corporation (the "Company"), and [  ] ("Employee").

WHEREAS, the Compensation Committee of the Board of Directors (the "Committee") has determined that the Company shall make a grant of Restricted Stock Units ("RSUs") to Employee under the Company's 2003 Incentive Compensation Plan, as amended and restated as of July 25, 2013 (the "2003 Plan"), in furtherance of the purposes of the 2003 Plan and in recognition of Employee's service as an employee of the Company and/or its subsidiaries; and

WHEREAS, the Company desires to confirm the grant of RSUs, and to set forth the terms and conditions of such grant, and Employee desires to accept such grant and agree to the terms and conditions thereof, as set forth below and in this Restricted Stock Units Agreement (the "Agreement"):

Grant Date:
Grant Type:	Restricted Stock Units (RSUs)
Grant Amount:	$[ ]
Fair Market Value:	$[ ]
RSUs Granted:
Vesting Schedule:	[ ]% per year
Tranche 1:	shares vesting on [ ]
Tranche 2:	shares vesting on [ ]
Tranche 3:	shares vesting on [ ]
Tranche 4:	shares vesting on [ ]

Settlement Date:                                [    ]

How RSUs Vest:
The terms "vest" and "vesting" mean that the RSUs have become non-forfeitable, except for forfeitures specified under Section 7.4 of the 2003 Plan.  The RSUs, if not previously forfeited, will vest as set forth above.  Section 4 of this Agreement contains additional provisions relating to vesting and forfeiture.

Settlement:
Settlement of vested RSUs will occur on the date set forth above, or as promptly as possible upon the death or Termination of Employment due to the Disability of Employee, except settlement shall be deferred in certain cases in accordance with Section 8(a) of this Agreement (the "Settlement Date").  RSUs granted hereunder will be settled by delivery of one common share of Leucadia National Corporation for each RSU being settled (together with any cash or shares resulting from Dividend Equivalents).  Any settlement required to be made "promptly"

under this Agreement shall in all cases be made not later than 60 days after the event that triggers such settlement.

1.           Incorporation of 2003 Plan by Reference.  The RSUs have been granted to Employee under the 2003 Plan.  The 2003 Plan and information regarding the 2003 Plan, including documents that constitute the "Prospectus" for the 2003 Plan under the Securities Act of 1933, can be viewed and printed out from the Company's secure Intranet website.  All of the terms, conditions, and other provisions of the 2003 Plan are hereby incorporated by reference into this Agreement.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the 2003 Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the 2003 Plan, the provisions of the 2003 Plan shall govern.  Employee hereby acknowledges that the 2003 Plan and information regarding the 2003 Plan has been made readily available and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), rules and regulations adopted from time to time thereunder, and by all decisions and determinations of the Committee made from time to time thereunder.

2.           Account for Employee.  The Company shall maintain a bookkeeping account for Employee (the "Account") reflecting the number of RSUs then credited to Employee hereunder as a result of such grant of RSUs and any crediting of additional RSUs to Employee pursuant to Section 5 hereof ("Dividend Equivalents").

3.           Nontransferability.  Until RSUs are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of RSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the 2003 Plan.

4.           Termination Provisions. The following provisions will govern the vesting and forfeiture of the RSUs in the event of Employee's Termination of Employment and/or occurrence of Forfeiture Event (defined below), unless otherwise determined by the Committee (subject to Section 9(a) hereof):

(a)           Death or Disability.  In the event of Employee's death or Termination of Employment due to Disability (defined below), all RSUs then outstanding, if not previously vested, will immediately vest, and all RSUs (if not previously settled) will be settled in accordance with the settlement terms set out on the cover page, giving effect to any valid deferral election of Employee then in effect. The foregoing notwithstanding, any distribution resulting from a Disability will be subject to the six-month delay rule in Section 8(a)(i), if applicable.  With respect to any RSUs which do not constitute a deferral of compensation for purposes of Section 409A of the Internal Revenue Code (the "Code"), only a termination elected by the Company will be deemed a Termination of Employment due to Disability.

(b)           Termination by the Company not for Cause.  In the event of Employee's Termination of Employment by the Company not for Cause, RSUs not previously vested shall not then be forfeited provided that Employee executes a separation agreement and release in such form as may be requested by the Company within 21 days (or such longer period as may be required by law) (and provided further that any period of revocation required by law has expired without Employee exercising his right to revoke his agreement to the separation agreement and release), but thereafter all unvested RSUs shall be forfeited if there occurs a Forfeiture Event prior to the Settlement Date.  Upon such a Termination of Employment, the then-outstanding RSUs that are vested at the date of Termination (if not already settled) and that become vested thereafter will be settled in accordance with the settlement terms set out on the cover page, giving effect to any valid deferral election of Employee then in effect.  If Employee does not sign a separation agreement and release within the time period requested by the Company (or signs and then timely revokes his agreement to the separation agreement and release), all RSUs which are not vested at the date of Termination will be forfeited.

(c)           Termination by Employee for any Reason or by the Company for Cause.  In the event of a Termination of Employment by the Employee for any reason (other than due to death or Disability) or by the Company for Cause, the portion of the then-outstanding RSUs not vested at the date of Termination will be forfeited, and the portion of the then-outstanding RSUs that is vested at the date of Termination (if not already settled) will be settled on the Settlement Date specified on the cover page unless forfeited pursuant to the provisions of Section 7.4 of the 2003 Plan, except that any valid deferral election of Employee shall be given effect.

(d)           Termination Upon a Forfeiture Event.  In the event a Forfeiture Event occurs, the portion of the then-outstanding RSUs not vested at the date of the Forfeiture Event will be forfeited.

(e)           Certain Definitions.  The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with the Company, or any of its subsidiaries or affiliates (the Company and any subsidiary or affiliate each being a “Group Entity”) containing the same or similar defined terms:

(i)           "Cause" means Employee's:

A.
Neglect, failure or refusal to timely perform the duties of Employee's employment (other than by reason of a physical or mental illness or impairment), or Employee's gross negligence in the performance of his or her duties;

B.
Material breach of any agreements, covenants and representations made in any employment agreement or other agreement with the Company or any of its subsidiaries or affiliates or violation of internal policies or procedures as are in effect as of the date such action is taken;

C.	Violation of the Company's Code of Ethics as amended from time to time;

D.	Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency;

E.	Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;

F.
Failure to obtain or maintain any registration, license or other authorization or approval that Employee is required to maintain or that the Company, its subsidiaries or affiliates reasonably believes is required in order for Employee to perform his or her duties; or

G.
Willful failure to execute a directive of the board of directors of the Company or any of its subsidiaries or affiliates, the Executive Committee of any of the Company's subsidiaries or affiliates, or Employee's supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of such Board, such Executive Committee or Employee's supervisor.

(ii)           "Disability" means that Employee has commenced receipt of long-term disability benefits under the Company's long-term disability policy as in effect at the date of Employee's termination of employment.

(iii)           A "Forfeiture Event" shall be deemed to occur if Employee, directly or indirectly:

A. Renders services for any organization or engages (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business which is or becomes competitive with the Company (or an affiliate of the Company);  however, it shall not constitute a Forfeiture Event under this subsection (A) if Employee purchases stock or other securities of an organization or business so long as the stock or other securities are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

B.
Induces any customer or client of the Company (or an affiliate) to curtail, limit, or cancel its business with the Company (or an affiliate) or solicits a customer or client of the Company (or an affiliate) to transact business with a person, business or enterprise other than the Company (or an affiliate);

C.	Induces or attempts to influence any employee or contractor of the Company (or an affiliate) to terminate employment or services with the Company (or an affiliate) or solicits or assists any third party in the solicitation of any employee or contractor of the Company (or an affiliate) to provide services to a person, business or enterprise other than the Company (or an affiliate); or

D.	Otherwise engages in conduct violating Section 7.4(a) (Competition), 7.4(b) (Confidential Information) or 7.4(c) (Intellectual Property) of the Plan.

(iv)           "Termination" or "Termination of Employment" means the event by which Employee ceases to be employed by the Company or by a subsidiary or affiliate of the Company (together, "Group," and each entity included in Group being a "Group Entity") and immediately thereafter is not employed by any other Group Entity.

5.           Dividend Equivalents and Adjustments.

(a)           Dividend Equivalents.  Subject to Section 5(d), Dividend Equivalents will be credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited), to the extent and in the manner as follows:

(i)           Cash Dividends.  In the event of a cash dividend or distribution on Common Shares which is not a large, special and non-recurring dividend or distribution (as determined by the Board of Directors), such dividend or distribution shall be paid in cash to Employee.

(ii)           Non-Common Share Dividends.  If the Company declares and pays a dividend or distribution on Common Shares in the form of property other than Common Shares, then a number of additional RSUs shall be credited to Employee's Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Common Share at such payment date, divided by the Fair Market Value of a Common Share at such payment date.

(iii)           Common Share Dividends and Splits.  If the Company declares and pays a dividend or distribution on Common Shares in the form of additional Common Shares, or there occurs a forward split of Common Shares, then a number of additional RSUs shall be credited to Employee's Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional Common Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Common Share.

(b)           Adjustments.  The number of RSUs credited to Employee's Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee's rights with respect to RSUs or to reflect any changes in the number of outstanding

Common Shares resulting from any event referred to in Section 5.3 of the 2003 Plan, taking into account any RSUs credited to Employee in connection with such event under Section 5(a) hereof, and any performance conditions relating to the RSUs may be likewise adjusted in the discretion of the Committee.

(c)           Risk of Forfeiture and Settlement of RSUs Resulting from Dividend Equivalents and Adjustments.   RSUs which directly or indirectly result from Dividend Equivalents on or adjustments to a RSU granted hereunder and which do not result from a dividend or distribution on shares in the form of cash shall be subject to the same risk of forfeiture (including Section 7.4 of the 2003 Plan) as applies to the granted RSU and, if not forfeited, will be settled at the same time as the granted RSU.  RSUs which directly or indirectly result from Dividend Equivalents on or adjustments to a RSU granted hereunder and which result from an ordinary dividend or distribution on shares in the form of cash shall not be subject to forfeiture and will be settled at the same time as the granted RSU (or if the granted RSU is forfeited, then at the time the granted RSU would have been settled if it were not forfeited).  RSUs which directly or indirectly result from Dividend Equivalents on or adjustments to a RSU granted hereunder and which result from an extraordinary dividend or distribution on shares in the form of cash shall, unless otherwise determined by the Company at the time of such extraordinary dividend or distribution, be subject to the same risk of forfeiture (including additional forfeiture terms of Section 7.4 of the 2003 Plan) as applies to the granted RSU and, if not forfeited, will be settled at the same time as the granted RSU.

(d)           Changes to Manner of Crediting Dividend Equivalents.  The provisions of Section 5(a) notwithstanding, the Company may vary the manner and timing of crediting dividend equivalents for administrative convenience, including, for example, by crediting cash dividend equivalents rather than additional RSUs.

6.           Additional Forfeiture Provisions. Employee agrees that, by signing this Agreement and accepting the grant of the RSUs, the forfeiture conditions set forth in Section 7.4 of the 2003 Plan shall apply to all RSUs hereunder and to gains realized upon the settlement of the RSUs.

7.           Employee Representations and Warranties and Release.  As a condition to any non-forfeiture of the RSUs at or after Termination of Employment and to any settlement of the RSUs, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make a representation and warranty that no Forfeiture Event has occurred or is contemplated, and that otherwise the requirements of Section 7.4(d) of the 2003 Plan and Section 7 above have been met, and (ii) to execute a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.

8.           Other Terms Relating to RSUs.

(a)           Deferral of Settlement; Compliance with Code Section 409A.  Settlement of any RSU, which otherwise would occur at the Settlement Date, will be deferred in certain cases if and to the extent Employee is permitted to participate in the Stock Option Gain and Stock Award Deferral Program or otherwise permitted to defer the RSUs and Employee makes a valid deferral election relating to the RSUs.  Deferrals, whether elective or mandatory under the terms of this Agreement, shall comply with requirements under Code Section 409A.  Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral.  It is understood that Code Section 409A and regulations thereunder may require any elective deferral to comply with Section 409A(a)(4)(C). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, with respect to RSUs other than those which are excluded from being deemed deferrals of compensation under 409A (i) a distribution in settlement of RSUs to Employee triggered by a Termination of Employment will occur only if the Termination constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and, if at the time of such separation from service Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in settlement of RSUs will occur at the date six months after Termination of Employment; and (ii) any rights of Employee or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Employee shall not be subject to any penalty under Code Section 409A.  Other provisions of this Agreement notwithstanding, if a separation from service occurs within less than six months before the fixed date specified as the Settlement Date and the six-month delay rule would apply to a settlement triggered by such separation from service, the settlement will not be made based on the separation from service, but instead the settlement shall be made based on the fixed date specified as the Settlement Date.  With respect to RSUs which constitute a deferral of compensation for purposes of Code Section 409A, each applicable tranche of RSUs subject to vesting under this Agreement shall be considered a right to receive a series of separate and distinct payments.

(b)           Intentionally Omitted.

(c)           Tax Withholding. Employee understands and acknowledges that certain amounts must be withheld to satisfy federal, state, local, or foreign tax obligations associated with the lapse of the risk of forfeiture and/or settlement of the RSUs ("Withholdings").  Employee shall make arrangements satisfactory to the Company, in advance of any event triggering a Withholding obligation on the part of the Company or a Group Entity that employs Employee, to provide for payment of all applicable Withholdings.  If Employee has failed to make such arrangements or for any reason full payment of Withholdings is not made by Employee under such arrangements, Employee expressly authorizes the Company and any such Group Entity to (1) withhold the applicable amount of Withholdings from any payment to Employee, including any payment relating to an Award or any payroll or other payment, and/or (2) withhold shares deliverable in settlement of the RSUs having a fair market value (as determined by the Committee) equal to the amount of such tax liability required to be withheld as Withholdings in connection with the event triggering Withholding.  If the Company or such Group Entity elects to withhold shares to satisfy any Withholding obligation, the value of shares withheld shall not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (interpreted in a manner consistent with applicable accounting rules).  This provision does not obligate the Company or any Group Entity to withhold shares to satisfy Withholding obligations.  The

Company may specify a reasonable deadline (for example, 90 days before lapse of Restrictions) by which Employee must make separate arrangements for the payment of Withholdings.

(d)           Statements.  An individual statement of Employee's Account will be issued or made available to Employee at such times as may be determined by the Company.  Such a statement shall reflect the number of RSUs credited to Employee's Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees.  Employee's statements shall be deemed a part of this Agreement, and shall evidence the Company's obligations in respect of RSUs, including the number of RSUs credited as a result of Dividend Equivalents (if any).  Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

9.           Miscellaneous.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  This Agreement and the 2003 Plan, and any deferral election separately filed with the Company relating to this Award, constitute the entire agreement between the parties with respect to the RSUs, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Employee’s rights are being materially impaired, by Employee.

(b)           No Promise of Employment.  The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)           Unfunded Plan.  Any provision for distribution in settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee.  With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.

(d)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

 (e)           Legal Compliance. Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the New York Stock Exchange, the Financial Industry Regulatory Authority, or any other stock exchange or self-regulatory organization, or any other obligation of the Company or Employee relating to the RSUs or this Agreement.

(f)           Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at 520 Madison Avenue, New York, NY 10022, attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

Employee hereby accepts the RSUs described in this Agreement, and agrees to be bound by the terms and administrative provisions set forth in the 2003 Plan and this Agreement.  Employee hereby further agrees that all the decisions and determinations of the Committee shall be final and binding.

Accepted and agreed.

Employee:	LEUCADIA NATIONAL CORPORATION

By:
Roland T. Kelly
[Assistant Secretary and Counsel]

For questions and information, please contact Stock Administration at stock_administration@jefferies.com or (310) 914-1090.